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                                                                   Exhibit 10.25


               CONSULTING AGREEMENT, as amended in September 2004.

     THE CONSULTING AGREEMENT (the "Agreement"), made the first day of October, 2002, and entered into by Omrix Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), and Bemsol SA, a Belgian corporation represented by Philippe Romagnoli, with an address of 22, avenue des Pommiers at B-4053 Embourg (the "Consultant") is amended as of 23 September 2004 as follows:

     2. Term. This Agreement is renewed for a period of two years, ending on 30 September 2006 (such period, as it may be extended, being referred to as the "Consultation Period"), unless sooner terminated in accordance with the provisions of Section 4.

     3. Compensation and Benefits.

          3.1 Compensation. In consideration for the consulting services rendered by the Consultant, the Consultant shall receive the compensation as indicated on Exhibit A.

          3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly Statements of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. As a specific item, it is agreed that Omrix will compensate the cost of the Consultant's car as indicated in Exhibit A.

          3.3 Benefits. The Consultant shall not be entitled to any benefit, coverage or privilege, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

     4. Termination.

At its expiration, the Consultation Period may be renewed by mutual agreement for an additional period of one year. Conversely, this agreement can be ended prior to its normal end if both parties agree so and settle any compensation and/or prejudice pending. As an indication for the prejudice to the Consultant of an early termination of the contract, it is agreed that Omrix will compensate the Consultant for the fee due for the remaining period of this agreement, limited to a maximum of one year.

Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6.

     7.1 Independent Contractor Status. The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee of the Company.

     7.2 Consent to use of Name. The Consultant hereby consents to the use of his name by the Company, as required, in connection with any business plan or marketing materials prepared for use by the Company and any registration statement, prospectus or other document filed with the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market.

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     8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon postal deposit by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

     9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and Supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

     13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

     14. Miscellaneous.

          14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          14.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          14.4 All articles not mentioned in the amendment remain in force as originally agreed.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        Omrix Biopharmaceuticals, INC.


                                        By: /s/ Robert Taub
                                            ------------------------------------
                                            Robert Taub
                                        Title: Chief Executive Officer


                                        Bemsol SA


                                        By: /s/ Philippe Romagnoli
                                            ------------------------------------
                                            Philippe Romagnoli
                                        Title: Managing Director


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                                   SCHEDULE A

                           Services and Compensation

I.   Services

     a) Meetings/Phone Calls with Company Management, mostly Robert Taub and other members of the Management Committee

     b) Meetings/Phone Calls with industry contacts, if requested by Management and determined appropriate by Consultant

     c) Review and Comments on Drafts of Company Materials, Sections of Business Plans, etc

     d)   The service time is set to 60% of a standard full time schedule.

II.  Compensation

     a)   Euro 24.750 Consulting fee per quarter

     b) If services are performed on an occasional basis in excess of 60% of a standard full time schedule at the mutual agreement of the parties, Consultant will receive additional cash consulting fees equal to Euro 770 per day.

     c) The Company will pay the Consultant Euro 1.000 per month, payable quarterly, for the use of its car.


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